EXHIBIT 99.1

Amgen CFO Nanula Elected to Boeing Board of Directors

CHICAGO, Dec. 13, 2004 – The Boeing Company [NYSE: BA] today announced that Richard D. Nanula, executive vice president and chief financial officer, Amgen Inc. [NASDAQ: AMGN], has been elected to the company’s board of directors effective January 1, 2005. Nanula will serve on the company’s Audit Committee and Finance Committee.

“We are extremely pleased to have Richard join our board,” said Boeing President and Chief Executive Officer Harry Stonecipher. “He brings with him broad and significant business experience, particularly in the areas of finance and technology,” he said.

Nanula, 44, joined Amgen as executive vice president and member of its executive committee in May 2001 and became the company’s CFO in August of that year. Nanula began his career with the Walt Disney Company where he held a number of executive positions over 12 years, including senior executive vice president, CFO, and president of Disney Stores Worldwide. He also served as president and chief operating officer of New York-based Starwood Hotels and Resorts. Prior to joining Amgen he was chairman and CEO of Broadband Sports Inc., an Internet media company.

Nanula graduated from the University of California, Santa Barbara, in 1982 with a bachelor’s degree in economics. He also holds a master’s degree in business administration from Harvard Business School, awarded in 1986.

Chicago-based Boeing is the world’s largest aerospace company, with customers in 145 countries and suppliers and partners worldwide. It is a global leader in commercial jetliners, military aircraft, satellites, launch services, human space flight, missile defense, moving-platform connectivity, and network-centric solutions for defense and homeland security.

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C2097

Contact:

Tim Neale (312) 544-2002